Exhibit 10.4

Tryon Capital Ventures, LLC
100 Europa Drive
Suite 455
Chapel Hill, NC 27517

June 4, 2010

Scott Williams
President
Alternative Energy & Environmental Solutions, Inc.
159 North State Street
Newtown, PA 18940

Dear Scott;

This letter will serve as our agreement to provide administrative and other miscellaneous services to Alternative Energy & Environmental Solutions, Inc. (AE&ES, Inc.) Tryon Capital services will also from time to time include help with various transactions that the company may be considering.

Tryon Capital Ventures, LLC will bill AE&ES, Inc $4,500 a month to cover the monthly retainer and some incidental expenses that might occur. Tryon Capital will also submit bills associated with transactions directly to the company to be paid.

This agreement will remain in effect until one or the other party informs the other that the agreement is ending.

Sincerely,

/s/ Peter Reichard
Managing Director

Accepted: /s/ Scott Williams

Scott Williams, President